Information Statement Pursuant to
Section 14(f) of the Securities Exchange Act of 1934
and Rule 14f-1 thereunder

No vote or other action of Synbiotics Corporation’s shareholders is required in connection with this information statement. No proxies are being solicited and you are requested not to send a proxy to Synbiotics Corporation.

General

We are mailing this Information Statement on or about February 15, 2002 to the holders of record of shares of common stock of Synbiotics Corporation, a California corporation, in connection with the consummation of the transactions contemplated by a stock purchase agreement dated as of January 25, 2002 between Synbiotics Corporation and Redwood West Coast, LLC, a Delaware limited liability company. The terms “Synbiotics,” “we,” “us” and “our” as used in this Information Statement refer to Synbiotics Corporation and its subsidiaries as a combined entity except where it is made clear that such term means only the parent company. You are receiving this document in connection with the election of persons designated by Redwood West Coast to our board of directors. The stock purchase agreement we entered into with Redwood West Coast entitled Redwood to make this designation. Under the terms of the stock purchase agreement Redwood West Coast purchased 2,800 shares of our convertible Series B preferred stock for an aggregate purchase price of $2,800,000, which represents approximately 54% of our total voting stock on a fully diluted basis.

Redwood West Coast utilized funds derived from contributions of capital by its members which were supplied by them from investment funds on hand, except that Redwood Holdings, Inc., borrowed $800,000 of its investment from Jerry L. Ruyan pursuant to a promissory note due July 22, 2002. Each of Redwood Holdings, Inc., Thomas A. Donelan, Christopher P. Hendy and Jerry L. Ruyan beneficially hold more than 9% of Redwood West Coast, and together these investors beneficially hold 94% of Redwood West Coast. Messrs. Donelan, Hendy and Ruyan are owners of Redwood Holdings, Inc. through an employee stock ownership plan.

The stock purchase agreement provided for the election to our board of directors, effective upon the consummation of the Series B Preferred Stock purchase contemplated by the stock purchase agreement, of two designees of Redwood West Coast, and for the simultaneous resignation of four of our previous six directors. See “The Redwood West Coast Designees”. In addition, the stock purchase agreement provides that, 10 days after the mailing of this Information Statement, Rigdon Currie, a current member of our board of directors, will resign, thereby leaving Redwood’s 2 designees as a majority of the board. The total number of authorized directors of Synbiotics cannot be reduced below five without shareholder approval.

You are urged to read this document carefully. You are not, however, required to take any action in connection with this document.

The information contained in this document concerning Redwood West Coast and the Redwood West Coast Designees has been furnished to us by Redwood West Coast. We assume no responsibility for the accuracy or completeness of such information.

Our Voting Securities

As of January 28, 2002, there were 9,610,979 shares of our common stock and 2,800 shares of our convertible Series B preferred stock outstanding, respectively. Each share of our common stock has one vote, and each share of our convertible Series B preferred stock has 7,784.52 votes.

The Redwood West Coast Designees

The stock purchase agreement contemplated that the size of our board of directors would be five directors. In addition, the stock purchase agreement contemplated that immediately after the Series B preferred stock purchase, there would be four sitting directors: two previous directors (Paul A. Rosinack and Rigdon Currie), plus Redwood designees Thomas A. Donelan and Christopher P. Hendy. To accomplish this, the Synbiotics board elected Mr. Donelan and Mr. Hendy to the board, effective upon the consummation of the Series B preferred stock purchase, and previous directors Patrick Owen Burns, James C. DeCesare, Joseph Klein III and Donald E. Phillips submitted their resignations to be effective upon the consummation of the Series B preferred preferred stock purchase. The Series B preferred stock purchase was then consummated on January 25, 2002. The stock purchase agreement also provided that Mr. Currie would resign upon our compliance with SEC Rule 14f-1. That compliance will be complete 10 days after the mailing of this information statement. The resignation will leave Mr. Donelan and Mr. Hendy as two of the three remaining board members.

Board of Directors and Executive Officers

During the last five years none of our directors or executive officers, including Redwood West Coast’s designees to our board of directors, has (1) been convicted in a criminal proceeding or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of our directors and executive officers, including Redwood West Coast’s designees to our board of directors, is a citizen of the United States.

Redwood West Coast has advised us that neither Mr. Donelan nor Mr. Hendy (1) has any familial relationship with any of our directors or executive officers or (2) other than indirectly through their interests in Redwood, beneficially owns any of our equity securities (or rights to acquire any such securities). Neither of them is employed by us and neither of them has been involved in any transaction or proceeding or had any relationship with us or any of our directors, executive officers or affiliates that are required to be disclosed pursuant to the rules and regulations of the SEC, except as may be disclosed in this document.

The Current Members of Our Board of Directors

The following table sets forth the name, age (as of January 28, 2002), current position, business experience during the past five years and directorships of each member of our board of directors. There are no family relationships between any of our directors or executive officers.

Name; Positions; Business Experience During the Past Five Years; Directorships in Reporting Companies	Director Since	Age
Rigdon Currie(1) Private investor; Chairman of the Board of Directors of the Company since April 2001; Special Limited Partner of MK Global Ventures from February 1988 to July 1998; Director of DISC, Inc.	2000	71
Thomas A. Donelan President of Redwood Holdings, Inc., a privately held venture capital firm, since 1995.	2002	46
Christopher P. Hendy Secretary of Redwood Holdings, Inc., a privately held venture capital firm, since 1996; director of Meritage Hospitality Group, Inc. (MHG).	2002	44
Paul A. Rosinack Our President and Chief Executive Officer since April 2001; our President, Animal Health from January 2000 to April 2001; our Vice President and General Manager of Animal Health from October 1996 to December 1999.	2001	55

(1)
The stock purchase agreement between Synbiotics and Redwood West Coast provides that, upon our compliance with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, under which this Information Statement is being provided, Mr. Currie will resign from our board of directors.

Our Current Executive Officers and Key Employees

The following table sets forth the name, age (as of January 28, 2002), position with us and business experience during the past five years of our current executive officers and other key employees:

Name, Age, and Other Business Experience During the Past Five Years	Positions
Paul A. Rosinack (55)	President and Chief Executive Officer – since April 2001; President, Animal Health – January 2000 to April 2001; Vice President and General Manager, Animal Health from October 1996 to December 1999.

Michael K. Green (46)	Senior Vice President (since January 2000), Chief Financial Officer, and Secretary – since May 1991; Vice President – Finance from May 1991 to December 1999.

Robert D. Buchanan (55) Formerly, Director of Hospital Support Services of Medical Management International, Inc. from 1994 to March 2000.	Vice President – Sales and Marketing – since April 2000.

Francois Guillemin (51) Formerly, Director of the Diagnostics Division of Rhône-Mérieux, S.A., 1991 – June 1997.	Vice President – since February 1998; President and Director General of Synbiotics Europe, SAS – since July 1997.

Serge Leterme (41) Formerly, Director of Research and Development of the Diagnostics Division of Rhône-Mérieux, S.A., 1993 – June 1997.	Vice President – Research and Development – since October 1998; Director of Product Development from August 1997 to September 1998.

Keith A. Butler (40)	Corporate Controller since March 1991.

Clifford Frank (52)	Director of Operations – since September 1992.

Board Committees and Meetings

Our board of directors held a total of eight meetings during the year ended December 31, 2001. Each director attended more than seventy-five percent (75%) of the meetings of the board of directors (and the board of directors committees of which he was a member) held during the time he was a member of the board of directors.

For their services as directors, each of our outside directors receives a fee of $1,000, plus $500 for travel, for each board of directors meeting attended. Outside directors also receive $500 for each telephonic board of directors meeting, and $500 for each committee meeting they attend as committee members which are held on a different day than a board of director meeting. Employee directors do not receive any fees for attendance at meetings of the board of directors or committee meetings. In addition, Mr. Donald E. Phillips, our former Chairman of the Board of Directors, and Mr. Currie were paid fees of $6,249 and $20,830, respectively, during the year ended December 31, 2001 pursuant to consulting agreements with us.

We currently have Compensation and Audit Committees of the board of directors. We do not have a Nominating Committee of the board of directors. The current membership of each committee is as follows:

Compensation Committee	Audit Committee
Thomas A. Donelan, Chairman	Thomas A. Donelan
Christopher P. Hendy	Christopher P. Hendy, Chairman
Paul A. Rosinack	Paul A. Rosinack

The function of the Compensation Committee is to review our compensation policies and advise us as to executive compensation and stock option matters. The Compensation Committee met two times during the year ended December 31, 2001.

The Audit Committee oversees our accounting and financial reporting policies, reviews with our independent accountants the accounting principles and practices followed, reviews the annual audit and financial results and makes recommendations to the Board of Directors regarding the preceding. None of the members of the Audit Committee are independent as defined in Rule 4200(a)(13) of the National Association of Securities Dealers’ Nasdaq listing standards. The Audit Committee met four times during the year ended December 31, 2001.

Report of Audit Committee for the Year Ended December 31, 2000

The Audit Committee operates under a written charter (the “Charter”) adopted and approved by the Board of Directors during the year ended December 31, 2000. The Audit Committee intends to review and assess the adequacy of the Charter on an annual basis. The full text of the Charter is attached as Exhibit A.

The following is a report by the Audit Committee:

“The Audit Committee has:

1)	Reviewed and discussed the audited financial statements as of and for the year ended December 31, 2000 with management;

2)
Discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees”. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”; and

3)	Discussed with the independent auditors the independent auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission on April 2, 2001.

Patrick Owen Burns
James C. DeCesare
Joseph Klein III

Audit Committee of the Board of Directors”

Report of Audit Committee for the Year Ended December 31, 2001

The report of the Audit Committee for the year ended December 31, 2001 has been omitted from this document as the audit for the year ended December 31, 2001 has not yet commenced, and the report will be included in our Proxy Statement for our 2002 annual meeting.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth the beneficial ownership of each class of our voting stock as of January 28, 2002 of each of our directors, director nominees, 5% shareholders and the Named Executive Officers (as defined in “Executive Compensation and Other Information”), and of our directors and executive officers as a group. Except as noted, and except for the effect of applicable community-property laws, each person has sole investment and voting power over the shares shown. Percentages are calculated in accordance with the method set forth in the Securities and Exchange Commission’s rules, and are based on 9,610,979 shares of our common stock and 2,800 shares of our Series B preferred stock outstanding as of January 28, 2002, and 8,254,300 shares of our common stock that became payable on January 25, 2002, pursuant to retention plan agreements with our employees, and which will be issued no later than May 15, 2002.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock:
Robert D. Buchanan(1)	570,833	3.2%
c/o Synbiotics Corporation 11011 Via Frontera San Diego, CA 92127
Rigdon Currie(2)	17,000	*
P.O. Box 1120 1 Balboa Avenue Point Reyes Station, CA 94956
Michael K. Green(1)	1,051,639	5.9%
c/o Synbiotics Corporation 11011 Via Frontera San Diego, CA 92127
Francois Guillemin(1)	595,332	3.3%
c/o Synbiotics Europe, SAS 2 rue Alexander Fleming 69367 Lyons, Cedex 07, France
Serge Leterme, Ph.D.(1)	638,625	3.6%
c/o Synbiotics Corporation 11011 Via Frontera San Diego, CA 92127
Paul A. Rosinack(1)	1,307,402	7.3%
c/o Synbiotics Corporation 11011 Via Frontera San Diego, CA 92127
Gruber & McBaine Capital Management(3)	1,091,300	5.4%
c/o John P. Broadhurst, Esq. Shartsis, Friese & Ginsburg One Maritime Plaza 18th Floor San Francisco, CA 94111
S. R. One, Limited	962,652	5.4%
200 Barr Harbor Drive Suite 250 W. Conshohocken, PA 19428
All executive officers and directors as a group(1)(2) (8 persons)	4,180,831	22.4%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Series B Preferred Stock(4):
Redwood West Coast, LLC	2,800	100.0%
9468 Montgomery Road Cincinnati, OH 45242
Thomas A. Donelan(5)	2,800	100.0%
c/o Redwood Holdings, Inc. 9468 Montgomery Road Cincinnati, OH 45242
Christopher P. Hendy(5)	2,800	100.0%
c/o Redwood Holdings, Inc. 9468 Montgomery Road Cincinnati, OH 45242
All executive officers and directors as a group(5) (8 persons)	2,800	100.0%

*	Less than one percent.
(1)
Includes shares of common stock pursuant to management retention plan agreements that became payable in January 2002 in conjunction with the Redwood West Coast investment, and which are to be issued no later than May 15, 2002, as follows: Mr. Buchanan – 570,833 shares; Mr. Green – 1,045,133 shares; Mr. Guillemin – 571,720 shares; Dr. Leterme – 635,250 shares; Mr. Rosinack – 1,295,268 shares.

(2)	Includes options to purchase 7,000 shares of common stock, which are exercisable on or before March 29, 2002, held by Mr. Currie.
(3)
419,400 shares are owned by a group of managed investment accounts who have granted their respective powers of attorney to Gruber & McBaine Capital Management LLC (“GMCM”) to handle any and all necessary filings with respect to voting and dispositive power of these securities. The remaining 480,800 shares are owned by a group of four persons who granted their respective powers of attorney to GMCM to handle any and all necessary filings with respect to voting and dispositive power of these securities. The direct ownership of these 480,800 shares is as follows: Jon D. Gruber (“Gruber”) — 102.400 shares; J. Patterson McBaine (“McBaine”) — 90,400 shares; Lagunitas Partners, a California Limited Partnership (“Lagunitas”) — 288.000 shares. Gruber and McBaine are the member managers of GMCM. GMCM is the general partner of Lagunitas. Gruber and McBaine disclaim beneficial ownership of the shares held by Lagunitas except to the extent of their respective pecuniary interests. GMCM disclaims beneficial ownership of the shares held by Gruber, McBaine, Lagunitas and the group of managed investment accounts.

(4)
The shares are convertible into a total of 21,796,668 shares of common stock. However, the shares cannot be converted until the shareholders approve an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock to at least 70,000,000. Pursuant to the stock purchase agreement we entered into with Redwood West Coast, we will use our best efforts to have the amendment approved no later than July 31, 2002.

(5)
Includes 2,800 shares owned by Redwood West Coast, LLC, of which the majority is owned by Redwood Holdings, Inc. and the individual officers of Redwood Holdings, Inc. Messrs. Donelan and Hendy are officers of Redwood Holdings, Inc. Both Messrs Donelan and Hendy disclaim beneficial ownership of these shares, except to the extent of their respective pecuniary interests.

Executive Compensation And Other Information

The following table provides certain summary information concerning the compensation earned by a person who was our Chief Executive Officer in 2001 and the other executive officers whose total 2001 salary and bonus exceeded $100,000 (the “Named Executive Officers”) for services rendered in all capacities to us for the fiscal years ended December 31, 2001, 2000 and 1999:

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)		Bonus ($)(2)	Other Annual Compensa- tion ($)(3)		Securities Underlying Options/ SARS (#)	All Other Compensation ($)(4)
Robert D. Buchanan Vice President	2001 2000	$ $	134,000 85,737	$102,750 —		— —	— 50,000		$1,713 —

Kenneth M. Cohen President and Chief Executive Officer	2001 2000 1999	$ $ $	117,231 288,870 254,264	— — —		— — —	— 60,000 40,000	$ $ $	2,188 7,928 7,359

Michael K. Green Senior Vice President	2001 2000 1999	$ $ $	185,124 173,681 150,675	$188,124 — —		— — —	— 20,000 20,000	$ $ $	5,100 5,081 4,520

Francois Guillemin Vice President	2001 2000 1999	$ $ $	133,625 135,591 151,683	$102,910 — —		— — —	— — 10,000		— — —

Serge Leterme Vice President	2001 2000 1999	$ $ $	148,830 142,135 126,000	$114,345 — —	$ $ $	18,750 18,750 18,750	— — 50,000		— — —

Paul A. Rosinack President and Chief Executive Officer	2001 2000 1999	$ $ $	227,148 218,183 176,792	$233,148 — —	$ $	— 9,367 12,504	— 20,000 10,000	$ $ $	5,100 3,665 4,775

(1)	Includes amounts deferred under the 401(k) Compensation Deferral Savings Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.
(2)
Represents bonuses pursuant to management retention plan agreements that became payable in January 2002 in conjunction with the Redwood West Coast investment. These bonuses were originally payable in cash, and the management retention plan agreements were amended in January 2002 to have the cash bonuses converted into Synbiotics common stock at $0.18 per share as follows: Mr. Buchanan – 570,833 shares; Mr. Green – 1,045,133 shares; Mr. Guillemin – 571,720 shares; Dr. Leterme – 635,250 shares; Mr. Rosinack – 1,295,268 shares.

(3)
Consists of forgiveness of a loan made to Dr. Leterme to defray relocation expenses at the rate of $18,750 per year (as of December 31, 2001, the balance due was $14,063); and forgiveness of a loan made to Mr. Rosinack to defray relocation expenses (the loan was fully forgiven as of December 31, 2000).

(4)	Consists of matching contributions made by us to Mr. Buchanan’s 401(k) account, Mr. Cohen’s 401(k) account, Mr. Green’s 401(k) account and Mr. Rosinack’s 401(k) account.

There were no stock options or stock appreciation rights granted to the Named Executive Officers in 2001.

The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year. In January 2002, all of the Named Executive Officers’ stock options were terminated. No stock appreciation rights were exercised in 2001 or held as of December 31, 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/SARs at December 31, 2001 Exercisable/ Unexercisable (1)	Value of Unexercised In-the-Money Options/SARs at December 31, 2001 Exercisable/ Unexercisable (2)
Robert D. Buchanan	—	—	18,750 31,250	$ $	— —
Kenneth M. Cohen	—	—	— —	$ $	— —
Michael K. Green	—	—	137,187 22,813	$ $	— —
Francois Guillemin	—	—	85,937 14,063	$ $	— —
Serge Leterme	—	—	73,125 21,875	$ $	— —
Paul A. Rosinack	—	—	140,451 19,376	$ $	— —

(1)	In conjunction with the January 2002 amendment to the management retention plan agreements, all outstanding stock options held by the Named Executive Officers were cancelled in full.
(2)	Value is defined as market price of our common stock at fiscal year end less exercise price. The closing sale price of our common stock at December 31, 2001 was $0.22.

Employment Contracts and Change-in-Control Arrangements

Employment Agreements

We entered into an employment agreement dated May 7, 1996, and amended February 14, 2001, with Kenneth M. Cohen. The employment agreement provided for salary at an initial rate of $225,000 per annum, options to purchase 225,000 shares of our common stock (at $3.88 per share) and a direct grant of 10,000 unregistered shares of our common stock. In addition, he is eligible for a cash bonus of up to 30% of his annual salary. On April 2, 2001, Mr. Cohen resigned as our President, Chief Executive Officer and director. We entered into a separation agreement with Mr. Cohen in which he waived any rights to severance pay and retention bonus, and entered into a consulting agreement under which we will pay him $24,962 per month from May 16, 2001 to March 15, 2002, unless the separation agreement is terminated earlier.

We entered into an employment agreement dated October 25, 1996, and amended February 14, 2001, with Paul A. Rosinack. The employment agreement provided for salary at an initial rate of $160,000 per annum and options to purchase 25,000 shares of our common stock (at $4.13 per share). If Mr. Rosinack is terminated without cause, he will receive six months’ salary at his then base salary rate. If Mr. Rosinack is terminated in connection with an acquisition of us, or substantially all of our animal health business assets he will receive an additional six months’ salary as severance. However, if Mr. Rosinack is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

We entered into an employment agreement dated July 9, 1997, and amended February 14, 2001, with Michael K. Green. The employment agreement provided for salary at an initial rate of $140,000. If Mr. Green is terminated without cause, he will receive six months’ salary at his then base salary rate. If Mr. Green is terminated in connection with an acquisition of us, or substantially all of our animal health business assets he will receive an additional six months’ salary as severance. However, if Mr. Green is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

We entered into an employment agreement dated October 12, 1997, and amended February 14, 2001, with Francois Guillemin. The employment agreement provided for salary at an initial rate of $140,000 per annum and options to purchase 50,000 shares of our common stock (at $3.69 per share). In addition, we have provided Mr. Guillemin with a company car, and are bearing the leasing costs, and reasonable expenses incurred by Mr. Guillemin for business activities, of the company car in an annual amount up to $11,500 per year. If Mr. Guillemin is terminated without cause, he will receive six months’ salary at his then base salary rate plus the amount of legal severance in France; provided, however, that the total amount to be received will be equal to the greater of 12 months’ salary or the total amount of legal severance in France. If Mr. Guillemin is terminated in connection with an acquisition of us, or substantially all of our animal health business assets he will receive an additional six months’ salary as severance. However, if Mr. Guillemin is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

We entered into an employment agreement dated August 1, 1998, and amended February 14, 2001, with Serge Leterme. The employment agreement provided for salary at an initial rate of $120,000. If Dr. Leterme is terminated without cause, he will receive six months’ salary at his then base salary rate. If Dr. Leterme is terminated in connection with an acquisition of us, or substantially all of our animal health business assets he will receive an additional six months’ salary as severance. However, if Dr. Leterme is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

We entered into an employment agreement dated April 24, 2000, and amended February 14, 2001, with Robert Buchanan. The employment agreement provided for salary at an initial rate of $125,000 per annum and options to purchase 50,000 shares of our common stock (at $2.98 per share). If Mr. Buchanan is terminated without cause, he will receive six months’ salary at his then base salary rate. If Mr. Buchanan is terminated in connection with an acquisition of us, or substantially all of our animal health business assets, and is not employed by the acquirer, he will receive an additional six months’ salary as severance. However, if Mr. Buchanan is either offered a substantially equivalent position with the acquirer or accepts any job with the acquirer within six months after the closing of the acquisition, he will not be entitled to receive any severance payments under the employment agreement.

Management Retention Plan Agreements

In June 2000 we adopted a cash bonus retention plan in which our Named Executive Officers and all our other employees were enrolled . Kenneth M. Cohen also was enrolled in the plan; however, his enrollment was cancelled upon his resignation. The potential bonus was designed as an incentive to continue as an employee after we announced that we had retained financial advisors to assist us with exploring strategic alternatives for enhancing shareholder value, including a possible sale of our animal health business. Under the retention plan, on the day following the sale of our animal health business, each eligible employee was entitled to receive a cash bonus calculated as a percentage of his annual base salary.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Paul A. Rosinack. The amended agreement provides that if Mr. Rosinack is employed by us on the date of the Redwood West Coast investment, he will receive a retention bonus equal to 100% of his annual base salary, payable in the form of 1,295,268 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options are cancelled as of the date of the Redwood West Coast investment.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Michael K. Green. The amended agreement provides that if Mr. Green is employed by us on the date of the Redwood West Coast investment, he will receive a retention bonus equal to 100% of his annual base salary, payable in the form of 1,045,133 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options are cancelled as of the date of the Redwood West Coast investment.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Francois Guillemin. The amended agreement provides that if Mr. Guillemin is employed by us on the date of the Redwood West Coast investment, he will receive a retention bonus equal to 75% of his annual base salary, payable in the form of 571,720 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options are cancelled as of the date of the Redwood West Coast investment.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Serge Leterme. The amended agreement provides that if Dr. Leterme is employed by us on the date of the Redwood West Coast investment, he will receive a retention bonus equal to 75% of his annual base salary, payable in the form of 635,250 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options are cancelled as of the date of the Redwood West Coast investment.

Pursuant to the retention plan, we entered into an amended retention plan agreement dated as of January 24, 2001, as amended as of March 15, 2001, March 16, 2001 and January 4, 2002, with Robert D. Buchanan. The amended agreement provides that if Mr. Buchanan is employed by us on the date of the Redwood West Coast investment, he will receive a retention bonus equal to 75% of his annual base salary, payable in the form of 570,833 shares of our common stock to be issued no later than May 15, 2002. Also, in exchange for our agreement to pay the “primary” employee-side income tax withholding amount in connection with the retention bonus, all of his stock options are cancelled as of the date of the Redwood West Coast investment.

Compensation Committee Interlocks and Insider Participation

During fiscal 2001, the Compensation Committee consisted of Messrs. Currie, Klein and Phillips, none of whom is or ever has been our employee. No executive officer of Synbiotics served during 2001 as a director or compensation committee member of any other company, where the other company had one of its executive officers on Synbiotics’s board of directors or Compensation Committee. The Compensation Committee currently consists of Messrs. Donelan, Hendy and Rosinack. Mr. Rosinack is our employee.

Report on Executive Compensation

The Compensation Committee acts on behalf of our Board of Directors to establish our general compensation policy for all of our employees. The Compensation Committee typically reviews base salary levels on or about June 1 of each year, and reviews target bonuses for the Chief Executive Officer and other executive officers and employees at or about the beginning of each year. The Compensation Committee administers our incentive and equity plans, including the 1995 Stock Option/Stock Issuance Plan.

The following is a report by the Compensation Committee:

“General Compensation Policy

All policies, plans and actions of the Compensation Committee are formulated or taken with the goal of maximizing shareholder value by aligning the financial interests of the Chief Executive Officer and the other executive officers with those of the Company’s shareholders. This is achieved through a combination of salary, short-term incentive compensation, including cash and stock bonuses, and long-term incentive compensation, including stock options. The Compensation Committee’s policy is to provide the Company’s executive officers with compensation opportunities which are based upon their personal performance, the Company’s financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals.

Each executive officer’s compensation package is comprised of the following:

•	base salary that is competitive with the market and reflects individual performance,

•	short-term incentive compensation, payable in cash or stock and tied to the Company’s achievement of annual performance goals, and

•	long term, stock-based incentive awards designed to strengthen the mutuality of interests between the Company’s executive officers and its shareholders.

Factors

Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2001 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years. All compensation decisions will be designed to further the general compensation policy indicated above.

Base Salary

In setting base salaries, the Compensation Committee considered the following factors:

•	industry experience, knowledge and qualifications,

•	the salary levels in effect for comparable positions within the Company’s principal-industry marketplace competitors,

•	historical salary levels, and

•	internal comparability considerations.

The Compensation Committee did not rely upon any specific compensation surveys for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent.

Each executive officer’s base salary is adjusted yearly on the basis of the factors described above.

Short-Term Incentive Compensation

Annual cash and stock bonuses are awarded to the extent that the Company meets financial objectives set by the Board of Directors at the beginning of each year. The amounts of the bonus payments, if any, are determined by the Compensation Committee, in its discretion.    No annual cash or stock bonuses were awarded for fiscal year 2001.

Long-Term Stock Based Incentive Compensation

Stock options are an essential element of the Company’s executive compensation package. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and shareholders by focusing employees and management on increasing shareholder value. The actual value of equity-based compensation depends entirely on appreciation of the Company’s common stock.

Approximately 100% of the Company’s full-time employees have been granted employee stock options in the past. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Compensation Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is within the Compensation Committee’s discretion and is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive’s peer group. In the Compensation Committee’s discretion, executive officers may also be granted stock options to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Company’s common stock.

In 2001, as part of an annual review of the stock options held by executive officers and managers, the Compensation Committee considered the factors described above, as well as the number of options held by executive officers as of the date of grant that remain unvested. We granted no stock options during fiscal 2001.

Chief Executive Officer Compensation

In setting the total compensation payable to Paul A. Rosinack, who served as the Company’s Chief Executive Officer during the 2001 fiscal year, the Compensation Committee sought to be competitive with other companies in the industry. As described above under “Employment Contracts, Severance Agreements and Change in Control Agreements,” an employment agreement between the Company and Mr. Rosinack set forth the terms and conditions, including minimum compensation, governing Mr. Rosinack’s employment. Due in part to the uncertainty surrounding the Company’s financial condition during 2001, Mr. Rosinack did not receive any other cash or stock compensation from the Company for fiscal year 2001.

The compensation paid to Kenneth M. Cohen, who served as the Company’s Chief Executive Officer from January 1, 2001 until his resignation on April 2, 2001, remained unchanged from fiscal 2000.

Retention Bonuses

In addition to the compensation described above, the Company’s executive officers and other employees were enrolled in a cash retention bonus plan the Compensation Committee established during fiscal year 2000. The bonus potential is designed as an incentive to the executive officers and other employees to continue as employees of the Company after the Company announced that it had retained advisors to assist it with exploring strategic alternatives for enhancing shareholder value, including a possible sale of the Company’s animal health business. The amounts of the potential retention bonuses were determined in the Compensation Committee’s discretion, and the retention plan agreements were amended several times in 2001 to reflect changing conditions. No cash was paid in 2001 as a bonus to anyone.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer. The Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal year 2002 will exceed that limit. The Company’s 1995 Stock Option/Stock Issuance Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Since it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers. The Compensation Committee will reconsider this decision if the individual cash compensation of any executive officer ever approaches the $1 million level.

The Compensation Committee is of the opinion that the compensation packages provided to the Company’s Chief Executive Officer and the other executive officers reflect its goal of offering compensation that is fair to these officers and the Company’s shareholders alike by providing adequate base salaries together with substantial opportunity for personal financial growth which will parallel management’s ability to increase shareholder value. It is intended that the total economic advantage and opportunities provided to the executive officers will be at least equivalent to that provided by comparable corporations.

Thomas A. Donelan
Christopher P. Hendy
Paul A. Rosinack

Compensation Committee of the Board of Directors”

Stock Performance Graph

The graph below compares the cumulative total shareholder return on our common stock , which is quoted in the NASD over-the-counter bulletin board, from December 31, 1997 to December 31, 2001 with the cumulative total return on the Nasdaq Stock Market – U.S. Index and a self-constructed industry peer group index over the same period (assuming the investment of $100 in our common stock and in each of the other indices on December 31, 1996, and reinvestment of all dividends). The self-constructed industry peer group consists of Abaxis, Inc., Heska Corporation and IDEXX Laboratories, Inc.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

DOLLARS
500
400
300
200
100
0
1996
1997
1998
1999
2000
2001
Synbiotics Corporation
Nasdaq Stock Market - U.S. Index
Industry Peer Group Index

	Investment Value of December 31,
	1997	1998	1999	2000	2001
Synbiotics Corporation	$98	$80	$75	$14	$7
Nasdaq Stock Market – U.S. Index	121	224	451	285	192
Industry Peer Group Index	44	72	73	69	82

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of our equity securities with the Securities Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Certain Relationships and Related Transactions

See “Employment Contracts and Change-in-Control Agreements” for a description of certain severance and change of control agreements between Synbiotics and certain executive officers.

We pay Redwood Holdings, Inc. a monthly consulting fee of $15,000 for as long as it indirectly holds at least 50% of our voting stock. We have guaranteed the mortgage on the home belonging to Serge Leterme, our Vice President of Research and Development.

By order of the Board of Directors

Michael K. Green
Secretary

Exhibit A

AUDIT COMMITTEE CHARTER

I.     PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls; and the Corporation’s auditing, accounting and financial reporting processes generally. The Audit Committee’s primary duties and responsibilities are to:

1.	Monitor the Corporation’s financial reporting process and internal control system;

2.	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing department; and

3.	Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.     COMPOSITION

The Audit Committee shall be comprised of three or more directors.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III.     MEETINGS

The Committee shall meet on a regular basis and shall hold special meetings as circumstances require. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation’s financials.

IV.     RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.	Review and update this Charter at least annually.

2.
Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal reports to management prepared by the internal auditing department and management’s response.

Independent Accountants

4.
Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard I, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

5.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

6.	Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization’s financial statements.

Financial Reporting Processes

7.	In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

8.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

9.
Consider and approve, if appropriate, major changes to the Corporation’s auditing and accoumting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement

10.
Establish regular and separate systems of reporting to the Audit Committee by management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

11.
Following completion of the annual audit, review separately with management, the independent accountants and the material auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

12.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

13.
Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

14.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.